Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Huntsman International LLC on Form S-4 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 133 effective January 1, 2001) dated February 28, 2002, except for Note 21, as to which the date is March 18, 2002 and for Note 19, as to which the date is May 14, 2002, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP
Salt Lake City, Utah
May 31, 2002